HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO COMMENTS ON STOCK PRICE

TOWN & COUNTRY, MISSOURI, August 2, 2000 . . . . . Huntco Inc. (NYSE: "HCO"),
an intermediate steel processor, Robert J. Marischen, Huntco's President and Chief Executive Officer, issued the following statement in response to current market activity in the Company's Class A Common Stock.

Current market trades in our stock have been below $2.00 per share, or less than 20% of book value per common share, which was $11.04 at June 30, 2000. Notwithstanding the current market environment, which was discussed in the Company's news release on July 31, 2000, trading activity at such a severe discount to book value appears to be driven by concerns about the Company's solvency, which concerns I believe are unfounded.

Huntco Inc. generated positive cash flow from operations of over $2,000,000 during the second quarter of 2000 and is poised to generate positive cash flow between now and the end of 2000. Considering the recent downturn in steel prices, the Company's inventory position is the best it has been in several years and we expect to further reduce our investment in inventory by approximately 20% between now and year end. Further, we are evaluating the sale of certain assets that have not yielded adequate financial returns and expect to consummate the sale of such assets between now and December 31, 2000. I expect that these asset sales will be at amounts no less than book value and that such sales will reduce our debt obligations and increase our availability under our existing credit line.

I am optimistic concerning the prospect for improved operating performance as the second half of 2000 progresses and believe that Huntco Inc. will be well positioned for profitable operations as we move into 2001.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 2000 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Form 10-K for the year ended December 31, 1999.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.